SAVIENT PHARMACEUTICALS Q3 2011 EARNINGS CALL November 3, 2011 PARTICIPANTS Corporate Participants

Philip K. Yachmetz - Secretary, Senior Vice President & General Counsel John H. Johnson - President, Chief Executive Officer & Director Kenneth J. Zuerblis - Chief Financial Officer, Treasurer & Executive VP

Kenneth M. Bahrt - Chief Medical Officer

Other Participants

Salveen J. Richter - Analyst, Collins Stewart LLC Joseph P. Schwartz - Analyst, Leerink Swann LLC Nicholas Bishop - Analyst, Cowen & Co.

Matthew J. Lowe - Analyst, JPMorgan Securities LLC Bill J. Tanner - Analyst, Lazard Capital Markets LLC Steve Byrne - Analyst, Bank of America Merrill Lynch Eun K. Yang - Analyst, Jefferies & Co., Inc.

MANAGEMENT DISCUSSION SECTION Operator Introduction

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals Third Quarter 2011 Financial Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session.

As a reminder, this conference will be recorded. I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir,

please go ahead.

Philip K. Yachmetz, Secretary, Senior Vice President & General Counsel

Thank you. Good morning and welcome to the Savient Pharmaceuticals Third Quarter 2011 financial results conference call. This morning we issued a press release providing financial results and highlights for the Third Quarter of 2011. The press release is available on our website at www.savient.com.

Before today’s call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding the status of our commercial launch of KRYSTEXXA and additional plans related thereto, market demand and reimbursement for KRYSTEXXA; our view of the refractory chronic gout or RCG market size; our beliefs with respect to the ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, health care payers and others in the medical community; our marketing authorization application pending before the European Medicines Agency; our preparations for regulatory submissions for KRYSTEXXA outside the United States; our work with our primary and potential secondary manufacturing supply sources; and our intended pursuit of expanded clinical utility for KRYSTEXXA, no inference of the overall success of these matters can be implied, as they are subject to a number of risks and uncertainties. We encourage you to review our press release dated November 3rd, 2011, and our company’s filings with the Securities and Exchange Commission, including without limitation our Form 10-Q, which will be filed on or before November 9th, 2011 each of which contains important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast November 3rd, 2011. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining on the call this morning for prepared remarks are John Johnson, our Chief Executive Officer. Also present is Ken Bahrt, our Senior Vice President and Chief Medical Officer, and Ken Zuerblis, our Executive Vice President and Chief Financial Officer. Some other members of Senior Management are also in the room with us.

At this time, I’d like to turn the call over to John Johnson.

John H. Johnson, Chief Executive Officer & President

Thank you, Phil. Good morning, everyone, and thank you for joining us.

This quarter we continued to build on the foundation to support KRYSTEXXA’s long-term success and to provide access to patients in need of this one-of-a-kind treatment. KRYSTEXXA is the first and only product for refractory chronic gout. We are pioneers in this market. As a result, we have had to lay substantial groundwork in the understanding of the disease itself, the clinical profile, and the clinical utility of KRYSTEXXA. I will be providing an update on the progress we’ve been making, as well as some of the challenges that we face as first-movers in this field.

As we work to create this new market, we have hit some key milestones this quarter:

We added 189 new accounts, bringing the total number of accounts that have ordered KRYSTEXXA to 329, compared to a total of 140 accounts at the end of the previous quarter

KRYSTEXXA has obtained formulary acceptance or has been stocked at 51 academic institutions out of our target 127

Published data from two pivotal KRYSTEXXA Phase III clinical trials in patients with refractory chronic gout in The Journal of the American Medical Association

We completed a comprehensive market research study of the U.S. refractory chronic gout market and confirmed significant market opportunity for KRYSTEXXA

We had acceptance of four abstracts for presentation at the American College of Rheumatology Congress

We expanded our executive team with the addition of a very experienced Chief Medical Officer and Chief Financial Officer, and finally

We made progress on our goal of advancing the regulatory process globally to make KRYSTEXXA available to patients with high unmet need.

Our net revenue for KRYSTEXXA in the third quarter was $1.9 million, up 70 percent from the previous quarter of this year. When we look at our business and how we’re preparing for a ramp up in sales, there are four key drivers that we are focused on:

Rheumatologist readiness Institutional acceptance Reimbursement, and Patient Flow

Looking at rheumatologist readiness, we have made good progress by reaching key physicians. Our territory sales managers have continued to reach over 90 percent of our targeted Tier 1 rheumatologists.

So what have we found? .. KRYSTEXXA is a first in class product, in a disease area that has been overlooked for a very long time. Clinicians have never had a definition of refractory chronic gout let alone a product that can treat these patients. We have to first define the problem - RCG - and then educate on the solution --KRYSTEXXA.

Last quarter, I mentioned that we had begun training physicians to conduct peer-to-peer educational programs, and I’m pleased to tell you that we have now trained over 100 physicians to conduct these programs. The feedback that we have received from these efforts has been very positive and we are ramping up the program for the coming quarters.

We remain focused on building relationships within the medical community to effectively position KRYSTEXXA as an important new treatment that addresses a significant unmet need. We plan to have a major presence at the upcoming American College of Rheumatology - or ACR - conference, where our focus will be on educating physicians, nurses and medical providers about KRYSTEXXA and raising disease awareness.

We will be presenting two oral presentations and two poster presentations at the ACR conference. We believe these presentations and posters, combined with other educational programs being conducted and planned, are vital steps in addressing the lack of education about KRYSTEXXA and refractory chronic gout that has existed in the medical community.

Other key developments this past quarter include the publication of our Phase 3 data in The Journal of the American Medical Association, or JAMA, in August. The validation of JAMA is especially important with primary care physicians, who we expect will be key to increasing patient flow in the rheumatology office through referrals.

We and our clinical investigators are developing manuscripts of our open label extension data, which we expect to be published in key medical journals in the months ahead. We believe having our data published will serve as a catalyst to help maximize launch uptake both in the medical community as well as on the formulary and payer side for those who may request evidence backed information.

As we previously discussed, we are seeing a shift in our business from hospital based infusions to In-Office Infusion Centers. This shift to In-Office Infusion Centers signals a growing acceptance and readiness by the Rheumatologist community to prescribe KRYSTEXXA. Fifty two percent of our business was In-Office Infusion Centers and alternate sites of care and 48 percent were hospitals including academic institutions, community hospitals and VA hospitals.

Our second driver involves a continued focused on growing acceptance for KRYSTEXXA at key institutions.

Within the hospital setting, academic institutions continue to be an important opportunity for us. We know that the more severe patients will be seen at these key institutions for treatment. Beyond that many of the key thought leaders that the rheumatology community looks towards resides here. Our goal was to target 127 academic institutions, many with rheumatology fellowship programs. KRYSTEXXA has obtained formulary acceptance or has been stocked at 51 of these institutions, nearly doubling our acceptance rate this quarter, and the product is pending review for formulary acceptance at an additional 16 institutions.

Clearly, significant progress has been made in making KRYSTEXXA available at these institutions. More importantly, rheumatologists and nephrologists at these academic institutions now have the ability to provide refractory chronic gout patients with a new treatment option and we believe that this is a significant step forward in the treatment paradigm for RCG patients.

Reimbursement is another key driver as we build the foundation for KRYSTEXXA.

We continue to see that commercial payers and payers more broadly have been very supportive of KRYSTEXXA. A recent BioTrends Research Group survey reinforced this finding that overall, physicians are becoming much more comfortable with reimbursement and the reimbursement process.

As we announced this morning, a permanent J Code has been assigned to KRYSTEXXA by CMS and will take effect January 1, 2012. This was published on the HCPCS website yesterday. As we have stated before, often times it can take three to six months for the J Code to be loaded into the entire payer and customer system.

Our final driver is patient flow. We realize that there are a significant number of patients that suffer from RCG that reside outside the rheumatologist’s office. In the market survey that we completed this quarter, we found that approximately 10% of RCG patients are actively being seen in the rheumatology offices today. We recognize the medical need these patients sitting outside Rheumatology have and the importance for them to be seen by specialists, especially given the introduction of KRYSTEXXA. We have always defined this as Phase II of our launch. We will begin Phase II in a stepwise manner beginning in January.

Beyond that we know that many of these patients will go on-line and seek information on KRYSTEXXA and their disease prior to their appointment so it’s important for us to have materials and education readily available to them.

As we look at our efforts to date, we have also undertaken several initiatives to raise awareness with patients suffering from RCG. We have enhanced our KRYSTEXXA website which now provides more information about RCG and includes patient testimonials.

Our KRYSTEXXA Patient Initiation Program, or KPIP, was designed to provide patients who may have had some concerns the opportunity to experience the potential benefits of KRYSTEXXA by providing these patients with two free doses. This program ran from the end of June through September 30, 2011 and experienced a substantial number of patients continuing on drug after receipt of their two free doses.

And while we have made significant progress to date and will continue to make additional progress in the coming months in raising the awareness in both the prescribing and referral community as well as patients, as we have stated previously, we do not expect these efforts to provide traction in our revenue growth until the second quarter of next year.

I would like to turn our attention to our efforts toward geographic expansion.

Since joining us in August, our Chief Medical Officer, Ken Bahrt has been diligently working on key opportunities that exist for KRYSTEXXA in the EU and around the globe. In regard to our Marketing Authorization Application pending before the CHMP, we are very encouraged with the 120 Day questions we received and discussions that we have had to date with the rapporteur and co-rapporteur as part of the CHMP review process. Given our estimated time to compile and submit to the CHMP thorough and complete responses to the 120 Day questions, we are now anticipating approval by the EMA in the second half of 2012.

Beyond our key interactions with the EMA, we are seeing significant interest in KRYSTEXXA from key clinicians in the EU. Based on this interest, we are now putting in place plans and processes through which we can make KRYSTEXXA available on a named patient basis in the EU by the end of the first quarter of 2012.

Globally, we continue to believe there is a significant opportunity and we are working with a leading regulatory consulting firm to aid in our development and execution of a regulatory strategy to expand to other markets in Europe, Asia-Pacific and emerging markets.

Before I turn the call over to Ken Zuerblis, our CFO, I would like to provide a brief update about our inventory. Prior to the launch of KRYSTEXXA, the company undertook a significant effort to build a safety stock of finished goods inventory. We are pleased to report that we have not had a failed batch in our manufacturing process in 2011. It has become apparent based on the trajectory of launch to date that we will both have adequate inventory for an extended period of market demand and potentially have inventory that may not be able to be sold before its expiration date. This has resulted in our recording a reserve this quarter against our current inventory that Ken will discuss in more detail later in the call. However, based on our inventory on hand and in process, we now believe we have sufficient inventory to meet our internal market estimates until at least 2014.

At this time, I’d like to turn the call over to Ken Zuerblis, our new Chief Financial Officer. Ken joined us in September and brings to Savient deep global financial experience and a proven track record in the biotechnology industry. Since I joined Savient, one of my priorities was to build a team of professional leaders with global experience that have built companies before and I’m thrilled to have Ken and many of the other outstanding professionals here working with us.

Ken?

Ken Zuerblis, Chief Financial Officer

Thank you, John, and good morning, everyone. I would like to spend a few minutes reviewing our third quarter results. I will focus our comments on our quarter-over-quarter results, as our year-over-year comparisons are clearly outlined in our press release issued this morning.

Total revenue for the third quarter increased by 30% to $2.6 million compared to $2.0 million in the previous quarter. The increase in sales was primarily due to increased sales of KRYSTEXXA which increased to $1.9 million as compared to $1.1 million in the previous quarter. Sales of Oxandrin and its authorized generic were approximately 700 thousand dollars for the quarter. As we have discussed on previous calls due to the early stage of the launch of KRYSTEXXA we are not providing guidance on future sales levels at this time. We do expect future sales of Oxandrin and its authorized generic to continue to decline in future quarters.

As John mentioned, we are recording an inventory reserve for inventory that based on expiration dates may not be sold. The reserve for the quarter was approximately $3.4 million, resulting in cost of goods sold for the quarter of $4.6 million.

However, we do expect cost of goods sold as a percentage of sales to trend down to approximately 20% over time.

Research and Development expenses decreased to $5.9 million or 24% compared to $7.8 million in the previous quarter, principally due to cost associated with the qualifications of a second manufacturing source. We are unable to provide guidance on our future research and development expenditures as much of our future spending will depend on the direction of the launch of KRYSTEXXA and the precise timing and commencement of the progress of our conformance campaign at our secondary source supplier. We continue to believe that the conformance campaign will re-start in late 2011, however, depending on the timing of its completion and the equivalence testing required, we now believe that the approval of this secondary source supplier could extend into the first quarter of 2013.

Selling General and Administrative expense decreased by $1.6 million or 7% to $22.3 million for the quarter ended September 30, 2011. The decrease was due to certain severance commitments recorded during the previous quarter, offset in part by increased sales and marketing expenses. We do expect our Selling General and Administrative expense to increase in the next quarter as we continue with the launch of KRYSTEXXA.

Interest expense for the quarter was $3.4 million which represents cashs payment of interest of $2.7 million on our $230 million convertible notes, with the remaining of the expense representing non cash accretion related to the notes.

We recorded an Income Tax benefit of $6.2 million during the quarter related to the accounting of our convertible notes. And we expect to record a similar benefit in the fourth quarter of 2011.

We ended the quarter with approximately $202 million in cash, cash equivalents and short-term investments. We continue to believe our cash, cash equivalents and short-term investments are sufficient to fund our operations for at least 18 months.

I’d now like to turn the call back to John.

John H. Johnson, Chief Executive Officer and President

Thanks Ken.

We began this year with the dual goals of understanding our market and looking more closely at opportunities to expand the market potential for KRYSTEXXA both here in the U.S. and globally. Thanks to the market research announced last quarter, we now have compelling data that confirms there’s a significant market opportunity for KRYSTEXXA here in the U.S. addressing the unmet medical need of RCG, and we know that the opportunity exists globally as well.

I believe our experienced team is now even better positioned to execute on our three corporate strategies; launching KRYSTEXXA successfully in the U.S., moving the drug into other geographies and expanding the clinical utility of KRYSTEXXA.

Before I turn the call over to the operator, I would like to let you know that now Ken Bahrt and Ken Zuerblis will be joining me to answer your questions. Now, at this time, I would like to turn the call to the Operator for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question is from the line of Salveen Richter [Collins Stewart].

Q - Salveen Richter: Thanks for taking my question. Just wondering, given the low quarter-over-quarter growth in sales, what is the pushback you’re getting here to uptake for KRYSTEXXA as the sales force interacts with physicians and office staff?

A - John Johnson: I think -- Salveen thanks for the question. This is John. I think there have been a couple of things. Number one has been looking at the overall profile of KRYSTEXXA. Physicians just were not that aware of the product - they’re not familiar with the product coming in for the launch. We’ve seen a lot of education has been required around the entire clinical profile as well as how to administer the product to make sure that their office is prepared to administer it safely. I think that’s been part one.

I think part two has been, once we get that really getting them to identify patients who are appropriate for the product, as I said in my prepared remarks, about 10% of the 120,000 patients or roughly 12,000 are in the rheumatology offices today. They’re not coming in every week or every month like many other patients are and so in some cases it’s just waiting for them to come through the office. In some cases, it’s an attack that would prompt a physician to consider when they’re having a flare whether or not they should consider KRYSTEXXA. So some of that is a function of patient flow and that’s why we’ve called that out this quarter as something that’s really important for us.

And I think it’s also fair to say that up until August, we had asked physicians to prescribe the product based upon our visual aid and the package insert. We believe, as the data gets disseminated from the JAMA article, that that will help get physicians comfortable. But being a pioneer here and being first-in-class and being the first mover in a disease that has not had much attention, there’s been a lot of basic foundation work we’ve to undertake.

Q - Salveen Richter: And then, John, just one follow-up question with the speaker -- The Speaker Bureaus - I’m sorry, I don’t know if you heard the beginning of my question, but with the Speaker Bureaus being done to date, how many have been done to date and have you seen that follow through to new physicians coming on board?

A: Yeah. We haven’t released how many we’ve done to date. We can consider releasing that in the future. I would say that when the physicians have an opportunity to interact with physicians who have had experience with the drug and are trained on the product, we do see a conversion, Salveen. I mean, education is the number one issue that we’ve had and just lack of awareness around the disease and this product in an entirely new class.

I mean, let’s remind ourselves it is the first biologic that we’ve had for the treatment of gout and the challenge of what’s a refractory gout patient, because there never was that definition before, has existed and de facto that has really become our label. And so as a result, it’s really walking the physician first through the safety and then getting to patient identification. I think combination of the speakers’ programs, which have been successful so far, although still in early days, you know, along with the data being published, we believe will give us good traction as we head into next year.

Q - Salveen Richter: Great, thank you.

Operator: Your next question is from the line of Joseph Schwartz [Leerink Swann].

Q - Joseph Schwartz: Hi, thanks for taking the question. I was wondering besides the 10% of refractory chronic gout patients that you think are in the rheumatology offices, what other large pockets of patients are out there, are you seeing any interest amongst folks like orthopedic surgeons, for example?

A - John Johnson: Yeah, thanks, Joe. You know, beyond that, the biggest group are clearly in the primary care offices. We know that there are a group of patients that are seen in nephrology, which is why we targeted some of the higher potential nephrologists at launch. We have heard other surgical specialties see some of these patients from time to time. But by and large the majority are in primary care and part of our phase II of the launch that we’ve always planned to increase flow once a rheumatologist is ready is to go to those primary care physicians who are the highest prescribers of the XOIs. And, you know, let them know that there is a product that is available and that a referral of their more severe patients to the rheumatologists at this point might make sense given this new option that’s out there for treatment. Some of that will be done through speakers’ programs to the primary care audience, some of that will be driven by some targeted marketing efforts.

Q - Joseph Schwartz: Okay. And what kind of tools will you have available as you interact with physicians at places like ACR to help them choose particular patients who are prime treatment candidates today and what kind of tools or services will you have available to ensure that patients who are benefiting from the infusions continue to come back through the flare phase of the treatment?

A - John Johnson: You know, I think the sales force has done -- I’ll answer the flare piece first -- has done a very good job of setting the expectation that with a product this efficacious you’re going to see an increase in flares early on. We haven’t seen that be a deterrent at this point so if a patient is given KRYSTEXXA and they flare, they’ve been told in advance they’re likely to do that but to work through it and they will, at some point, not long into their therapy, be past those flares. It has helped that the product has worked so well. The efficacy, if there’s one thing we’ve heard back from rheumatologists, its wow, this product really works and it works fast. We begin to see resolution of tophi early in the treatment. This has been very motivating for patients; it’s really kept them going through those flares that you’re seeing. So I wouldn’t say that that flare piece has been an issue for us. As it relates to tools, obviously we have some printed materials. We’ve also had some case studies developed. We have physicians presenting cases of patients that they deem that were appropriate and will be rolling those out, beginning at ACR, as well as into the New Year.

Q - Joseph Schwartz: Great. Thank you.

Operator: Next question is from the line of Nicholas Bishop.

Q: Hi, good morning. First I just had a financial question. In the press release, it mentions that the cash and short-term investment change quarter-over-quarter was 38 million while the net loss was only 27 million. I was wondering if you could comment a little bit on what the reason for that difference is.

A: The difference is related to our convertible notes. We paid them on a semiannual basis, so again, this quarter we paid it, next quarter we won’t. So you’ll see that flip-flop quarter-over-quarter.

Q: Okay. Thanks. That’s great. Then on the second phase of the launch where you’re seeking to pull in some of those patients, I was wondering if you could elaborate on what the plans are to drive that patient flow.

A: Sure. So what we’ll be doing is really a micromarketing strategy from a standpoint of looking, first of all at where KRYSTEXXA is available. So if we have a hospital and some infusion centers in a given geography that have been trained and have good payer support, and we know that if patients come in, that they’ll have a high likelihood of being presented the option, assuming it’s appropriate for them. What we’ll be doing is holding peer-to-peer programs.

In some cases, our sales reps may call on some of the highest potential groups and do some lunches and the like. We’ll also be doing some targeted radio and some targeted DTP. You’ll never see us on broadcast TV at night nor on Super Bowl ad, anything like that, but you’ll see us on some radio spots, maybe some newspaper.

The very targeted and focused in areas where we know there’s potential, where we know that there’s a good opportunity for patients to receive the treatment should they seek it. That may become more broad over time. It will be -- as I said, rolled out in a step-wise fashion based upon the markets that are ready to do that. We’re not going to do a one-size-fits all and spend a lot of money. We want to be very focused and efficient in those efforts.

Q: Okay .Thanks. And just one last one. I wondered if there has been any progress on the development, regulatory pass for the IM formulation or any other indications for KRYSTEXXA.

A - Kenneth Bahrt: One of the -- this is Ken Bahrt speaking. One of the first tasks that John gave me when I came here was to renew and refresh the clinical development plan for KRYSTEXXA going forward including new formulations, new indications, and new geographies. We’re in the process of consulting with our outside advisor and regulatory authorities on that program and it’s still a work in progress and hopefully we’ll have something to report to you in the near future.

Q: Okay. Thanks a lot, guys.

Operator: Your next question is from the line of Cory Kasimov [JP Morgan].

Q - Matthew Lowe: It’s actually Matt Lowe in for Cory. I was just wondering if you could talk a bit about the effect the J-code is potentially going to have come January, how confident you are that there’s going to be patients in a sense kind of queued up to go on the product when the J-code issued? Thanks.

A: We’ve always said that the J-code would be a part of the mix and not the only piece of the mix that would drive traction in the second quarter of next year is when we expect to see the full benefit of that. We have seen some physicians hold off on patients. It’s hard to quantify, Matt, exactly how much that pool of patients might be. We do know that we - that they have held off. We do know those patients are out there. I would just want to caution everyone that as we’ve seen with other launches and we know from our experience the team here in biologics, previously that just because a J code becomes effective on January 1, 2012, doesn’t mean that all the payers have it loaded in and all the billing groups at the individual practices and hospitals or not hot hospitals but the practices are ready to go.

So I would just caution everyone that not to expect on January 1 a large group of patients coming in, many patients will be brought in, you saw the process of going through the secondary insurance verification and making sure that the patient is still appropriate for therapy. And so that process of sort of patient coming in, needle-in-arm, is all we use (?inaudible) all this has been around 12 weeks. So we would look for more of the benefit of that to come in the second quarter of next year.

Q - Matthew Lowe: Okay. Thank you.

Operator: Your next question is from the line of Bill Tanner.

Q - Bill Tanner: Thanks for taking the question. John a couple for you, just as relates to the inventory situation, can you remind us what the shelf life of the product is?

A - John Johnson: Two years.

Q - Bill Tanner: Okay. So if I - and if I go back to for example, and really I appreciate it’s prelaunch your 2010-K, I think there’s language in there suggesting that you got adequate inventory through the first quarter of 2012. So obviously I guess, what your new - what you’re sort of updating guidance here is just a reflection of the fact that you got more modest expectations as it relates to the uptake?

A: I think it’s two things. I think, we have been, first of all, continuing to manufacture under our contract with BTG and so, and the good news here, I know there were lot a of concerns out in the community when I first joined, as to whether or not we would be able to successfully manufacture and what our success rate would be. We have not seen a failed batch this year. So that combination, along with, you know, the timing issues of when we expect to see ramp and when we expect to hit some of these other markets, that combination, you know, brought us to the conclusion it would be appropriate to take a reserve at this point in time. So I think it’s a combination of factors both a success in manufacturing, as well as, you know how we’re seeing the launches and the roll out around the world.

Q - Bill Tanner: And then one of the questions that I was going to ask and you addressed it somewhat but additional detail would be helpful just on the patient satisfaction, sounds like the drug works pretty quickly. Could you characterize, I mean, I guess its somewhat anecdotal, but any thoughts on patients that are not - or physicians that are not electing to continuing treatment or would you just characterize it as pretty positive, at least in the early adoption phase?

A: Well, I mean, the neat thing about this product is that 100% of patients respond initially. I mean, serum uric acid level of every patient drops and virtually every single patient drops to somewhere on the average of around 0.7. And so everyone gets the efficacy. Obviously as we saw in our clinical trials some patients are going to lose response. And they lose it the second or third dose. And so in those situations, we have counseled in line with our label that it would be appropriate for them for considering discontinuing that patient to reduce the risk of infusion reactions. And we have seen that occur.

On the other hand, when they’ve given - and it’s tough for us to say is the rate the same as you saw in your clinical trials or not? We don’t know. I don’t think until we look at the final claims data and we talk, we do some surveys will we know exactly. Anecdotally, we’d say it’s probably aligned slightly better than what we saw in our clinical trials.

As you look at the efficacy, the feedback from the field has been -and the clinicians has been, those patients that respond, they respond pretty quick. You’ll see beginning of resolution in tophi, we hear, from our clinicians, sometimes after the second dose they begin to resolve, they can see a marked difference in them, which is great.

And - so the efficacy is living up, the safety has been consistent with our label. So overall, I’d say physician satisfaction of those who use it has been very good. That hasn’t been our issue. Our bigger issue has been just the basic education of this audience to the - what is refractory chronic gout, when should they consider the product, getting them comfortable with the profile of a biologic in this disease state. And that’s taking some time.

And as I’ve stated before, given the company’s situation, there wasn’t a ton of premarketing that was done here. And we’ve had a lot of work to do and as it related to the question previously to - that Dr. Bahrt answered as it related to the clinical plan, we’ve been meeting and holding advisory boards with a lot of different specialties here, sort of late summer and fall, and ideally you would have expected a lot of that work to have been done in advance.

Ken has come in. He’s jumped on it. We will get this right. It’s taken a little longer, certainly, than any of us would like. But we haven’t seen anything at this point that would suggest that the drug isn’t performing as advertised.

Operator: Your next question is from the line of Steve Byrne.

Q - Steve Byrne: John, just following up on the comment you just made about being slightly better than what they - what you saw in the clinical trials, was that specifically referring to the overall response rate or was that a reference to the discontinuation rate?

A - John Johnson: Discontinuation rate. We’ve - and by the way, this is just anecdotal. But anecdotally, we hear that not as many patients are losing response as we saw in our clinical trials. I don’t know whether that will bear out over time and I wouldn’t hang my hat on it. I think the good news is the product is performing as we have described it to physicians and the efficacy is superb.

Q - Steve Byrne: And just speaking of discontinuations, do you still have access to another PEGylated uric case that is less immunogenic?

A - John Johnson: We’ve looked at other options going forward. Specifically, where we stand on any of those efforts, we haven’t disclosed yet and we’re not going to disclose at this point in time.

Q - Steve Byrne: Okay. Thank you.

Operator: Your next question is from the line of Eun Yang.

Q - Eun Yang: Thanks very much. Can you comment on what’s the gross to net discount during the third quarter for KRYSTEXXA?

A: It’s Ken Zuerblis. We do not comment on the gross to net other than the fact that we really just have the standard Medicaid rebates and other item in there.

Q - Eun Yang: Okay. And then you mentioned the potential European program in the second half of next year, what’s your marketing strategy? Are you planning to find a distributor or partner or going alone?

A: I had a hard time -- was it Europe you said?

Q - Eun Yang: Yes.

A: Okay, yes, I’m sorry. No, the current plan is to launch it ourselves in Europe in the major five countries. As we’ve said previously, if we were to receive an offer to go ahead and market it, that we felt was in the best interest of our shareholders, we would take it. You know, we would look very carefully at it. You know, if we don’t see something that’s compelling long-term to our shareholders, we won’t execute against that. I think, you know, the question certainly that we look at is outside of the major five Europe, especially Asia and some of the emerging markets. You know, are we going to be in a position, in a company our size, to take that on, how rapidly do we want to try to grow? And we are looking at whether or not we should consider a partner in those markets but as far as Europe, which is, you know, our next near-term set of launches, we’re planning to go it alone.

Q - Eun Yang: Thank you.

Operator: Thank you, ladies and gentlemen, for participating. This does conclude today’s conference call. You may now disconnect.